                                                                    Exhibit (11)
    Statement of Determination of Common Shares and Common Share Equivalents
    ------------------------------------------------------------------------

  Average number of common shares and common share equivalents assumed outstanding during the three fiscal years ended:

                                                          March 1,          March 2,      February 25,
                                                              1997              1996              1995
                                                       -----------       -----------      ------------
                                                                                          C>
Primary:
   Weighted average of common
   shares outstanding (a)                               27,383,996        26,975,831        26,771,607

   Common share equivalents resulting
   from the assumed exercise of stock options (b)          673,065           281,868           229,542
                                                       -----------       -----------      ------------

   Total primary common shares and
   common share equivalents                             28,057,061        27,257,699        27,001,149
                                                       -----------       -----------      ------------


   Net earnings                                        $26,220,000       $17,835,000       $13,050,000
                                                       ===========       ===========      ============

   Per share amount                                    $      0.93       $      0.65       $      0.48
                                                       ===========       ===========       ===========

Assuming full dilution:
   Total common shares and common share
   equivalents as determined for primary computation    28,057,061       27,257,699         27,001,149

   Additional dilutive effect resulting
   from the assumed exercise of stock options (c)           42,473           10,589             32,013
                                                       -----------      -----------        -----------

   Total fully diluted common shares
   and common share equivalents                         28,099,534       27,268,288         27,033,162
                                                       -----------      -----------        -----------

   Per share amount                                    $      0.93      $      0.65        $      0.48
                                                       ===========      ===========        ===========

Notes:

(a) Beginning balance of common stock adjusted for February, 1997 two-for-one stock split and changes in amount outstanding, weighted by the elapsed portion of the period during which the shares were outstanding.

(b) Common share equivalents computed by the "treasury" method. Share amounts represent the dilutive effect of outstanding stock options which have an option value below the average market value for the current period.

(c) Share amounts represent the additional dilutive effect of outstanding stock options where the underlying market value of the stock at the end of the period is in excess of the average market value for the period.